DEVELOPMENT AGREEMENT

         This "Agreement" is made and entered into as of this 30th day of September 2000, by and among Amerihost Properties, Inc., a Delaware corporation, ("Developer" or "API"), AmeriHost Inn Franchising Inc., a Delaware corporation ("AIFI"), Amerihost Management Inc., an Illinois corporation ("AMI"), Amerihost Development, Inc., an Illinois corporation ("ADI") and Cendant Finance Holding Corporation, a Delaware corporation ("Cendant"), and its subsidiary, AmeriHost Franchise Systems, Inc., a Delaware corporation ("Franchisor").

         RECITALS. Pursuant to an Asset Purchase Agreement among API, certain affiliates, Cendant, Franchisor and others, dated as of August 17, 2000 (the "Asset Purchase Agreement"), API and AIFI (collectively, the "Sellers") have transferred to Cendant or Franchisor (collectively, the "Cendant Parties") certain assets relating to the franchising of a hotel system under the AmeriHost Inn(R), AmeriHost Inn and SuitesSM, AmeriHost Hotel SM, AmeriHost SuitesSM and any other proprietary brands of the Parent or any of its subsidiaries trademarks (the "Brands"). At or before the closing under the Asset Purchase Agreement, AMI and AIFI entered into Franchise Agreements (the "API Franchise Agreements") in substantially the form of Exhibit A for each of the AmeriHost Brand hotels listed on Exhibit B-1 and defined below as an "API Facility". At the closing, AIFI assigned the API Franchise Agreements to Franchisor.

         Developer intends to engage in further development of facilities under the Brands, including the development of additional API Facilities ("Additional API Facilities") and the sale of API Facilities and Additional API Facilities to unrelated third parties that will produce the execution and delivery of a Release Agreement and payment of Incremental Fee, as provided below. The parties desire to engage in a comprehensive development program for the Brands under the terms and conditions set forth below.

         NOW, THEREFORE in consideration of the premises, the payment of the sum of $10.00 by each party to the other, and for other good and valuable consideration, including the promises set forth below, the receipt and sufficiency which are acknowledged by all the parties, the parties agree between and among them as follows:


1. DEFINITIONS. In addition to the terms defined in the Asset Purchase Agreement and the form of Franchise Agreement attached as Exhibit A, which definitions are incorporated into this Agreement by this reference, the following shall apply:

"API FACILITY" shall mean (A) an Owned Facility (as defined in the Asset Purchase Agreement); (B) a hotel (1) which commences or is intended to commence operations following the date hereof, (2) which operates or is intended to operate under any of the Brands and (3) in which API or any of its subsidiaries or affiliates has a Qualified Interest (as defined below); or (C) a hotel owned or operated by API or any of its subsidiaries or affiliates under any proprietary brand (other than the Brands or any proprietary brands of Cendant or any of its subsidiaries), which is subsequently converted to operate under any of the Brands.

"BRAND STANDARDS" means System Standards as defined in the Franchise Agreement.

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [ECONOMIC TERMS OMITTED]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

"CHANGE IN CONTROL" means (1) the acquisition by a "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 30% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of API; (2) a merger, consolidation or reorganization to which API (or any successor entity) is a party in which the directors of API (or any successor entity) immediately prior to such merger, consolidation or reorganization do not constitute at least one-half of the Board of Directors of the ultimate parent entity immediately following such merger or consolidation; or (3) the sale, assignment or transfer, directly or indirectly, of all or substantially all of the assets of API, or the assets of API constituting its beneficial ownership of and interest in a majority of the API Facilities, Owned API Facilities and Managed API Facilities, taken as a whole, to any third party.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"PROTECTED TERRITORY" means the specific area identified in each Franchise Agreement that represents an area in which the Franchisor will not own, operate, lease, manage or franchise another facility of the Brand without first obtaining the consent of the franchisee.

"QUALIFIED INTEREST" means a direct or indirect (A) majority equity or other interest, (B) minority equity or other interest provided that one of the current or past joint venture partners of API set forth on Exhibit B-2 ("Qualified Equity Owners") maintains a majority interest or (C) minority equity or other interest provided that a third party consented to in writing by Cendant ("Approved Equity Owner") maintains a majority interest.

"UNAFFILIATED THIRD PARTY" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity that is not directly or indirectly, through one or more intermediaries, in control of, controlled by, or under common control with, API or any of its subsidiaries or affiliates. The term, Unaffiliated Third Party, shall include without limitation all Qualified Equity Owners.

2.       API FACILITIES.

2.1 API and AIFI each, jointly and severally, represents and warrants to Cendant and Franchisor that prior to the date hereof API and its wholly owned subsidiaries entered into a Franchise Agreement for each API Facility owned or leased (as lessee under a long term written lease) by them with AIFI in substantially the form attached as Exhibit A, with appropriate completions and insertions for the name of the franchisee, the location of the Facility and the Protected Territory, as defined and identified in Exhibit F to the Asset Purchase Agreement.

2.2 AMI and AIFI each, jointly and severally, represent and warrant to Cendant and Franchisor that prior to the date hereof AMI and AIFI entered into a Franchise Agreement for each API Facility owned or leased by any entity in which API or a wholly owned subsidiary owns less than 100% of all equity interests that is managed by AMI with AIFI in substantially the form attached as Exhibit

A, with appropriate completions and insertions for the name of the franchisee, the location of the Facility and the Protected Territory, as defined and identified in Exhibit F to the Asset Purchase Agreement.

2.3 Each API Franchise Agreement will be executed and performed on the part of the franchisee by the "Operator" which shall be (i) API or its wholly owned subsidiary that is the owner of fee simple title to the facility or the long term (20 year or longer term) lessee of the facility (provided however that with respect to the API Facilities leased in connection with the transactions with PMC Commercial Trust, the term of such leases may be 10 years or longer and the term of any related franchise agreement shall be 20 years), or (ii) AMI if it is the management company under a management agreement or arrangement with the owner or long term lessee of the facility, provided such owner is a Qualified Equity Owner or Approved Equity Owner. Each Facility Owner must be (i) the holder of fee simple title to the location and the improvements where the Facility will be constructed, (ii) in the case of land developed through land trusts, the trust beneficiary, or (iii) a long term (at least 20 years) ground lessee under a written lease that permits the lessee to construct and operate the Facility.

2.4 Prior to Franchisor's establishment of an official association of AmeriHost franchisees (the "Association"), API shall, and shall cause its subsidiaries and affiliates to, and shall use commercially reasonable efforts to persuade its joint venture partners in API Facilities, Qualified Entity Owners and Approved Entity Owners to, vote in favor of any amendments to the System and to modify the fee structure of the Chain to provide for a combined marketing and reservation fee in the form of a system assessment fee, as provided in the attached Franchise Agreement, calculated as [ECONOMIC TERMS OMITTED], proposed by the Franchisor on behalf of each API Facility and Additional API Facility owned or managed by API or its subsidiaries or affiliates on the date of such vote. Following establishment of the Association, API shall, and shall cause its subsidiaries and affiliates to, deliver to the Franchisor its proxy to vote on behalf of each API Facility and Additional API Facility in favor of any such amendments; provided, however, that if there is no Association, or the by-laws of the Association do not provide for voting by proxy, then API shall, and shall cause its subsidiaries and affiliates to, vote in favor of such amendments to the System proposed by the Franchisor on behalf of each API Facility and Additional API Facility owned or managed by API or its subsidiaries or affiliates on the date of such vote. Notwithstanding anything set forth in this
Section 2.4 to the contrary, the Franchisor shall consult with API in formulation of any proposed amendment to the System provide API with written notice of the proposed amendment not later than ten (10) days before the date of the vote and a reasonable opportunity to comment upon the proposed amendment.

3.       DEVELOPMENT OF ADDITIONAL API FACILITIES.

3.1 Developer may develop a new construction guest lodging facility meeting Brand Standards or convert an existing guest lodging facility open less than three years that will, after renovations and refurbishment, meet Brand Standards (each, an "Additional API Facility"). Developer will submit an application to Franchisor using Franchisor's standard form application which will be supplied upon request. Each application will propose the development of a facility having at least 60 guest rooms. Franchisor will determine whether a Facility for which an application is submitted potentially encroaches upon an existing Brand Facility that is open or under


         CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT conversion or development in its sole discretion. Each application must include, before final approval by the Franchisor, a legal description of the location of the Facility. Franchisor will inspect any proposed conversion Facility and prepare a Punch List of necessary and recommended improvements to be attached to the Franchise Agreement and deliver the same to Developer with or before delivery of the definitive Franchise Agreement.

3.2 The Franchisor will prepare the Franchise Agreement in substantially the form attached as Exhibit A, plus its then standard Software and Services Agreement, Integrated System Agreement and Declaration of Franchise Agreement for each Additional API Facility, which agreement shall include the special stipulations set forth in Section 18 thereof (collectively, the "Franchise Package"). The Operator will be the "Franchisee" under each Agreement. The Franchise Agreement to be signed by an Operator must be guaranteed by API ("Guarantor") under the form of guaranty provided by Franchisor.

3.3 Each Facility must be constructed or renovated and equipped according to its Brand Standards. Each new construction building may utilize the same basic design and appearance for all Brands, subject to any variation for Brand signage and any variation in Brand Standards for equipping each guest room and public areas. All guest rooms must have at least 288 square feet.

3.4 An Operator shall pay [ECONOMIC TERMS OMITTED] for a Franchise Agreement. The Relicense Fee shall be [ECONOMIC TERMS OMITTED] payable in the event of a Transfer of the Franchise Agreement, unless Franchisor shall determine that the prospective transferee has a history of late payments of amounts due Cendant or any of its affiliates, in which case the Franchisor shall notify API within 30 days of receipt of such transfer application. In such event, Franchisor may charge a Relicense Fee greater than [ECONOMIC TERMS OMITTED] and shall divide the amount of any such Relicense Fee in excess of [ECONOMIC TERMS OMITTED] equally between API and the Franchisor.

3.5 A lodging facility operated under a franchise or license agreement with a Cendant affiliate other than Franchisor is not eligible to convert to a Brand Facility.

3.6 Franchisor may substitute its current form of Franchise Agreement for Exhibit A as and when it may modify the form in its franchise offering circular, provided that the modifications set forth in Section 18 shall carry forward into all subsequent forms of Franchise Agreement to be used with API Facilities so as to be consistent with this Agreement.


         CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT

4.       FACILITY TRANSFERS.

4.1 An API Facility or an Additional API Facility may be conveyed to an Unaffiliated Third Party reasonably acceptable to Franchisor subject to the following conditions, payments and procedures. The Operator must give Franchisor at least 45 days prior written notice of its intent to Transfer such facility, and include with such notice the identity, contact name, address, telephone and fax numbers of the proposed transferee. Franchisor will send the proposed transferee its current franchise offering circular, franchise application and a proposed form of assignment and assumption agreement, with the proposed form of Release Addendum and repayment obligation as contemplated below. Within 10 days after Franchisor's receipt of the completed franchise application, Franchisor will notify the Operator and the proposed transferee if Franchisor approves or disapproves the applicant. Franchisor will not unreasonably withhold or condition its approval.

4.2 If the Franchise Agreement for the API Facility or Additional API Facility (as applicable) is not then in good standing because of a monetary, quality assurance, insurance or other material default, the Operator must cure the default before closing or submit a plan endorsed by the transferee acceptable to Franchisor for post-closing cure.

4.3 (a) For each API Facility and Additional API Facility that is the subject of a Transfer compliant with the Franchise Agreement and this Agreement to an approved Unaffiliated Third Party applicant (each, a "Transferred Facility"), Cendant or Franchisor shall pay to the Operator of the Transferred Facility an amount (the "Incremental Fee") equal to:

                  (i) for each Transferred Facility which has been operational for a period of less than 18 months from the effective date of transfer, an amount equal to [ECONOMIC TERMS OMITTED]; and

                  (ii) for each Transferred Facility which has been operational for a period of eighteen months or more from the effective date of transfer an amount in cash equal to [ECONOMIC TERMS OMITTED].

         (b) Notwithstanding anything set forth herein to the contrary, for each year of the term hereof, Cendant shall be required to pay the Incremental Fee with respect to each Transfer made in accordance with the terms of Section 4.3(a) above up to a maximum equal to the sum of (i) eight plus (ii) the number of Additional API Facilities opened by Developer in accordance with its Franchise Agreement during such period (collectively, the "Annual Maximum"); provided however that with respect to the first twenty four months of the term hereof, the aggregate Annual Maximum shall equal the sum of (x) sixteen (16) plus (y) the number of Additional API Facilities opened by Developer in accordance with their respective Franchise Agreement during such twenty four month period; provided further that if API fails to transfer the Annual Maximum in any one year, then the remainder shall be included in the following year Annual Maximum. By way of example, if in 2001, API opens an aggregate of seven Additional API Facilities, then the Annual Maximum for 2001 would be fifteen. If, however, API effects transfers on only five Transferred Facilities in


         CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT

2001, then the Annual Maximum for 2002 would include an additional ten facilities (the remainder of the 2001 Annual Maximum). Notwithstanding anything set forth herein to the contrary, Cendant's obligation to pay Incremental Fees with respect to the transfer of API Facilities or Additional API Facilities in accordance with this Section 4 shall terminate following payment with respect to the three hundred seventieth (370th) facility transferred during the term hereof (the "Term Maximum"), although Cendant shall have the right (but not the obligation) to pay the Incremental Fee with respect to properties transferred in excess of any Annual Maximum or the Term Maximum.

         (c) The Incremental Fee Payment shall be made within twenty days of the later of (i) the date of the duly executed Franchise Agreement of the transferee of such Transferred Facility with Franchisor and (ii) the date on which the Operator provides Franchisor with a conformed copy of the warranty deed or other instrument of conveyance as filed for recording with the official title registrar for the jurisdiction where the Transferred Facility is located.

         (d) [ECONOMIC TERMS OMITTED].

5.       COMPETITION COVENANT.

5.1 Each of API, AIFI, AMI and ADI understands that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate interests of the Franchisor and that the Franchisor would not have entered into this Agreement absent the provisions of this Section 5 and, therefore:

(a) for the term of this Agreement, neither API, AIFI, AMI nor ADI shall, and shall cause each of its Related Parties (as defined below) not to, directly or indirectly:

                           (i) establish, develop or sell franchises of any new proprietary hotel, motel or resort brand,


         CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT

                           (ii) develop,  for any  Unaffiliated  Third Party, in
                  excess of five (5) hotel, motel or resort facilities annually which operate under any proprietary brand other than the Brands (determined based on the dates of relevant construction starts); provided however that API only shall be permitted to develop up to (A) three such facilities in the twelve month period following the Closing (as defined in the Asset Purchase Agreement) and (B) four such facilities in the thirteen to twenty four month period following the Closing,

                           (iii) develop, own or operate, on behalf of API or any of its subsidiaries or affiliates, any newly constructed hotel, motel or resort facilities which operate under any proprietary brand other than the Brands or any of then-current proprietary brands of Cendant or its subsidiaries; provided, however, that in the event that Cendant sells, transfer or conveys to a non-affiliate third party in excess of fifty percent (50%) of its interests in Wingate Inns International, Inc., then up to fifty (50%) of all new facilities developed by API and its subsidiaries and affiliates following the date of such sale, transfer or conveyance may be developed for operation under any proprietary brand,

                           (iv) acquire, own, operate or perform (as applicable), on behalf of API or any of its subsidiaries or affiliates, (A) any existing hotel, motel or resort facilities which operate under any proprietary brand other than the Brands or any of then-current proprietary brands of Cendant or its subsidiaries, (B) any entity which engages in the management of hotel, motel or resort facilities or (C) contracts relating to the management of hotel, motel or resort facilities; provided however that the foregoing prohibitions shall not apply so long as the aggregate funds expended from the date hereof through any subsequent date during the term hereof (each, a "Measurement Period") by or on behalf of API (through third party financing, issuance of the debt of API or its subsidiaries or affiliates or otherwise) (the "Funds") in conducting the activities set forth in this Section 5.1(a)(iv) shall not exceed, twenty percent (20%) of the sum of (1) the Funds expended by or on behalf of API in the development of new facilities which operate under the Brands during such Measurement Period and (2) the Funds expended by or on behalf of API in conducting the activities set forth in this Section 5.1(a)(iv) during such Measurement Period; provided further that any such existing hotel, motel or resort facility acquired by API or any of its subsidiaries or affiliates in compliance with the preceding proviso shall be converted to one of the proprietary brands of Cendant or its subsidiaries promptly upon purchase, or

                           (v) assisting any person in any way to do, or attempt
                  to do, anything prohibited by clauses (i) through (iv) above; and

                  (b) with respect to each API Facility or Additional API Facility for which API receives a Incremental Payment pursuant to
         Section 4.3, for a period of seventy six months from the payment date of such Incremental Payment, API shall not, and shall cause its subsidiaries and affiliates not to, own, manage, lease or operate any guest lodging facility within the Protected Territory of the API Facilities listed on Exhibit B-1 unless it is franchised under the program contemplated by this Agreement, or under a separate Franchise or License Agreement with a Franchisor or another subsidiary of Cendant; and

                  (c) for a period of one year after the Franchise Agreement for any Additional API Facility terminates because the Operator does not commence or complete construction of the Additional API Facility, own, manage, lease or operate any guest lodging facility within the Protected Territory of the terminated Additional API Facility.

5.2 Notwithstanding anything set forth in this Agreement to the contrary, (a) the prohibitions of this Section 5 shall not apply to (i) the provision of management services by API to any Unaffiliated Third Party by API or (ii) the ownership or operation of the facilities of API which are operated under any proprietary brand (other than the Brands or the proprietary brands of Cendant or any of its subsidiaries) and listed on Schedule 4.13 to the Asset Purchase Agreement, (b) the prohibitions of Section 5.1(a)(iv) shall terminate on the five year anniversary of the date hereof, (c) the Funds utilized to purchase any facility converted to one of the proprietary brands of Cendant or its subsidiaries within ninety (90) days of the closing of the transaction to purchase such facility shall not be included in the calculation to be made pursuant to subsection (2) contained in the first proviso in Section 5.1(a)(iv) above, and (d) if API and the Franchisor jointly determine that the conversion provided pursuant to Section 5.1(a)(iv) is not advisable, then API shall pay to the Franchisor at the end of each calendar quarter an amount equal to twenty percent (20%) of the amount of accrued royalties to be paid by API, its subsidiary or affiliate, as applicable, for such calendar quarter relating to such facility. The Franchisor shall provide reports with respect to, and shall settle all disputes arising in connection with, such payments in accordance with the terms of the Royalty Sharing Agreement (other than its Section 6).

5.3 API, AIFI, ADI and AMI, jointly and severally, shall indemnify and hold harmless Cendant, the Franchisor and each of its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any such person as a result of or arising out of a breach of any of the foregoing covenant or agreements. It is understood and agreed that the remedy of indemnity payments pursuant to this Section 5.3 and other remedies at law would be inadequate in the case of any breach of the covenants contained in
Section 5.1. Cendant and the Franchisor shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

5.4 For purposes of this Agreement, the term "Related Party" shall mean any direct or indirect subsidiary of, any person or entity controlled by, or any successor of assign of a majority of business or assets, of any other person or entity.

6.       TERM; DEFAULT AND TERMINATION; CHANGE IN CONTROL.

6.1 Subject to earlier termination pursuant to Sections 6.2 or 6.3 below, the term of this Agreement shall commence on the date set forth in the preamble (the "Effective Date") and continue until the fifteen year anniversary of the date hereof; provided however that the covenants set forth in Section 5.1(b) and (c) shall survive the termination of this Agreement and shall terminate as set forth therein.

6.2 This Agreement will terminate and the benefits contemplated by Section 4 of this Agreement will not be available to any transaction for which a Franchise Package has not then been completed, if at any time during the term of this
Agreement: (a) API or its subsidiaries or affiliates default, in any material respect, under three or more of the API Franchise Agreements, which defaults occur simultaneously and each of which continue after expiration of the time to cure such defaults permitted under the API Franchise Agreements, (b) API or its subsidiaries or affiliates have defaulted, in any material respect, at any time in the preceding twelve month period under five or more of the API Franchise Agreements, (c) Developer defaults under this Agreement, in any material respect and fails to cure within 30 days after receiving written notice thereof, or (d) Developer commences or is the subject of a case under Title 11, United States Code, or any receivership, moratorium, composition, marshaling, assignment for the benefit of creditors or any similar case under any law,

6.3 Upon written notice to Developer, the Franchisor may terminate this Agreement if, following the occurrence of a Change in Control, Developer or its successor (as applicable) fails (a) in any twelve month period following such Change in Control, to begin construction with respect to five (5) new facilities to be operated under one of the Brands and (b) in any eighteen month period following such Change in Control, to five (5) new facilities to be operated under any of the Brands; provided however that if the Change in Control occurs within twenty four months of the date hereof, then the Franchisor may terminate this Agreement if Developer or its successor (as applicable) fails to begin construction and open not fewer than ten (10) such facilities in each of the first two twelve month periods following such Change in Control. Notwithstanding anything set forth herein to the contrary, upon the occurrence of a Change in Control, Developer's right to set-off provided for in the last sentence of
Section 4.3(d) above shall terminate immediately and Developer or its successor (as applicable) shall reimburse the Franchisor promptly upon written receipt of written demand for, without regard to the amount of liquidated damages received by the Franchisor from the transferee, (x) the aggregate amount of all then-outstanding Repayment Amounts and (y) any subsequent Repayment Amount due to the Franchisor from any transferee.

7.       MISCELLANEOUS.

7.1 This Agreement and the rights of the parties under this Agreement shall be governed by and construed under the laws of the State of Delaware, except for its conflicts of laws principles. The parties consent to the non-exclusive personal jurisdiction of and venue in the courts of the State of Delaware and the United States District Court for the District of Delaware in all cases and controversies arising under this Agreement and the instruments to be delivered hereunder.

7.2 The terms of this Agreement shall be severable and the unenforceability of any part or provision shall not affect the enforceability of the remainder.

7.3 This Agreement replaces and supersedes any and all prior understandings, arrangements and agreements between the parties as to the subject matter hereof. No representations, warranties or covenants are intended to be implied if not expressly stated.

7.4 Any amendment of this Agreement shall be made only in writing signed by authorized representatives of both parties.

7.5 This Agreement may be executed in multiple counterparts, each of which shall be deemed an enforceable original contract.

7.6      Time is of the essence of this contract.

7.7 Each party represents and warrants to the other that it has full power and authority to enter into and perform this Agreement, that the execution, delivery and performance of this Agreement does not violate its corporate charter or bylaws, or any agreement, mortgage, deed of trust, evidence of indebtedness or other obligation of the party, that there is no litigation or bankruptcy proceeding pending that does or may have a material adverse effect on the party, and that no consent of any third party is necessary for the party to enter into and perform this Agreement.

7.8 All titles, captions and section headings are intended for convenience of reference only and shall have no substantive effect. Any accounting terms used in this Agreement shall have the same definition as found in generally accepted accounting principles, as published or adopted by the Financial Accounting Standards Board. Except as expressly stated or reserved, all references to the singular shall include the plural and vice versa and all references to any gender shall include the opposite and neutral genders.

7.9 WAIVERS OF TRIAL BY JURY AND CERTAIN DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATING TO THE RELATIONSHIP BETWEEN THE PARTIES. EACH PARTY WAIVES AND RELEASES ANY CLAIM AGAINST THE OTHER PARTY OR ANY AFFILIATE FOR PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES ESTABLISHED PURSUANT TO THIS AGREEMENT OR ANY FRANCHISE/LICENSE. THIS WAIVER SHALL NOT EXTEND TO LIQUIDATED DAMAGES PAYABLE UNDER ANY FRANCHISE/LICENSE.

7.10 Developer shall not directly or indirectly assign or otherwise transfer or convey this Agreement; provided however that in the event that Developer sells substantially all of its assets to a third party, the Developer shall be required to assign this Agreement to the purchaser and the consent of the Franchisor shall not be required. Failure to assign this Agreement in accordance with the preceding sentence shall be deemed to be a material default hereunder. Neither Cendant nor Franchisor shall assign this Agreement without the written consent of Developer except (i) to a subsidiary or affiliate of Cendant or the Franchisor in which case such assignment shall not relieve Cendant or the Franchisor of their respective obligations hereunder or (ii) in connection with the sale of fifteen percent (15%) or more of the assets relating to the hotel, transient lodging or extended stay business of Cendant Corporation. Subject to the foregoing, this Agreement shall be binding upon the successors and assigns of the parties.

8. NOTICES. To be effective, unless otherwise specified in this Agreement, all notices, requests, demands, consents and other communications under this Agreement must be in writing and shall be deemed given (a) three days after depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested, (b) upon delivering the same in person and receiving a signed receipt therefor, (c) one day after sending the same by a recognized overnight delivery service, or (d) when sent by telecopy. All notices, requests, demands, consents and other communications under this Agreement shall be addressed as follows, or at such other address as any party hereto may hereafter specify in writing to the other parties hereto.

If to Cendant or Franchisor:
1 Sylvan Way
Parsippany, New Jersey 07054-0278
Attention: Executive Vice President
Fax: 973.496.5915

If to Developer, AMI or AIFI:
AmeriHost Properties, Inc.
2355 South Arlington Heights Road
Suite 400
Arlington Heights, Illinois 60005
Attention Michael Holtz
Fax: 847.228.5409

In witness whereof, the undersigned have executed and delivered this Agreement effective as of the date first above written.


AMERIHOST PROPERTIES, INC.


By:   /s/ Michael P. Holtz
     ----------------------------
      Michael P. Holtz, President



AMERIHOST MANAGEMENT, INC.


By: /s/ Michael P. Holtz
    ---------------------------
    Michael P. Holtz, President


AMERIHOST DEVELOPMENT, INC.


By: /s/ Michael P. Holtz
    ---------------------------
    Michael P. Holtz, President

AMERIHOST INN FRANCHISING, INC.


By: /s/ Michael P. Holtz
    ---------------------------
    Michael P. Holtz, President

CENDANT CORPORATION


By: ________________________
         Vice President


AMERIHOST FRANCHISE SYSTEMS, INC


By: ______________________
          Vice President

                                    EXHIBIT A
                         FORM OF API FRANCHISE AGREEMENT